Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ArcLight Clean Transition Corp. on Form S-4 of our report dated October 1, 2020, with respect to our audit of the balance sheet and related notes of ArcLight Clean Transition Corp. as of September 25, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” and selected financial data in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

February 2, 2021